Exhibit 99.2


               Metris to Make $75 Million Prepayment on Term Loan

MINNETONKA, Minn. (March 31, 2005) - Metris Companies Inc. (NYSE: MXT) announced today that it has notified the administrative agent of its senior secured credit agreement, which is due May 2007, that Metris intends to make an optional prepayment of $75 million to its lenders. The payment will be made on Friday, April 1, 2005. An optional prepayment of this loan requires a 5 percent premium to be paid to the lenders. After this prepayment, the amount remaining of the original $300 million term loan will be $150 million.

This is the fourth prepayment of corporate debt Metris has made in recent months. The Company made $125 million of prepayments in the fourth quarter of 2004 and first quarter of 2005. A successful offering of $44.35 million in Double B asset-backed securities and the Company's own cash provide the liquidity for this prepayment.

"Our strong cash position enables us to make another early payment toward this loan," said Metris Treasurer Scott Fjellman. "This prepayment will reduce the balance of the term loan to half of its original balance, further decrease our overall debt levels, and increase our earnings going forward."

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Scott Fjellman                         John Armbruster
Senior Vice President                  Vice President
Treasurer                              Assistant Treasurer
Phone: 952.358.4508                    Phone: 952.593.4856
Fax: 952.593.4733                      Fax: 952.358.4222

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, our high liquidity requirement and our need to enter into financing transactions on a regular basis; the risk of reduced funding availability and increased funding costs; the higher delinquency and charge-off rates of our targeted middle-market consumers as compared to higher income consumers; the risk that certain events could result in early amortization (required repayment) of the securities issued by the Metris Master Trust; the risk that the recent improvement in our delinquency and charge-off rates may not continue; the risk that Direct Merchants Bank's regulators could impose additional restrictions that could negatively impact our operations or financial condition, including further restrictions or limitations relating to Direct Merchants Bank's minimum capital and credit loss reserve requirements and its ability to pay distributions to us; risks associated with Direct Merchants Bank's ability to operate in accordance with its regulatory restrictions, including those in its modified operating agreement with the OCC; the risk that we could be required to provide support to Direct Merchants Bank; risks associated with fluctuations in the value of and income earned from our retained interests in securitizations; interest rate risk, including the risk of adverse changes in the interest rates on the funds we borrow and the amounts we loan to our credit card customers; risks associated with the intense competition we face; the effect of laws and regulations that apply to us, or adverse changes in those laws or regulations, including, among others, laws and regulations that limit the fees and charges that we are allowed to impose, regulate our practices for collection and sharing of non-public customer information, govern the sale and terms of products and services we offer and require that we obtain and maintain licenses and qualifications; the risk that we may be adversely affected by litigation involving us, by our ongoing SEC and OCC investigations or by the IRS's examination of our treatment of certain credit card fees as original issue discount; the effects of our previous restatements of our financial results; the impact of recent decisions in the antitrust litigation involving MasterCard(R) and Visa(R) and other industry-wide risks including, among others, the risk of fraud by cardholders and third parties and the risk of decreased consumer acceptance of credit card products; and general economic conditions that can have a negative impact on the performance of credit card loans and the marketing of our credit protection, insurance and other products.

For further information on risks that could impact us and statements in this press release, please refer to our filings with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K.